SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934




Date of Report (Date of earliest event reported )  June 4, 1996



                 CINCINNATI MICROWAVE, INC.
(Exact name of registrant as specified in its charter)





Ohio                  		      0-13136          31-0903863
(State or other jurisdiction	 (Commission		    (I.R.S. Employer
    of incorporation)		        File Number)		   Identification No.)



One Microwave Plaza, Cincinnati,Ohio    		       45249-9502
(Address of principal executive office)		       (Zip Code)



Registrant's telephone number, including area code	    (513) 489-5400



(Former name, former address and former fiscal year, if changed since last report)


Item 5.   Other Events


CINCINNATI, June 4, 1996-Cincinnati Microwave, Inc. (Nasdaq: CNMW) today announced that Erika Williams, a director of the company since 1994, has been appointed president and chief executive officer effective June 10, 1996. Current President and Chief Executive Officer Jacques A. Robinson will remain on the board of directors and continue to lead the company's efforts to develop strategic partnerships.

Commenting on the transition, Robinson said, "Erika's extensive experience in managing high technology businesses in rapidly developing markets and familiarity with Cincinnati Microwave make her the ideal person to lead Cincinnati Microwave."

Williams, 49, has served as chief executive officer of Systems Integrators, Inc., a company that designs, manufactures, markets and services publishing systems to the newspaper publishing industry, since March 1996 and chief operating officer from July 1995. From 1978 to 1995, Williams held various positions with Amdahl Corporation, a developer and manufacturer of mainframe computers, including senior vice president and general manager of Enterprise Storage Systems (an Amdahl subsidiary), corporate officer responsible for product management of the mainframe business, vice president of processor technology and development and director of product software and diagnostics. She holds a Master of Business Administration degree from the Massachusetts Institute of Technology, as well as Bachelor of Science and Master of Science degrees in Computer Science from Boston University.

Williams commented on her appointment, "Recent results indicate that Cincinnati Microwave has completed key steps and is continuing to take steps to improve its performance. Its products continue to be received favorably in the marketplace. I am looking forward to the challenge of managing the company to further improve its performance."

Robinson, the company's third largest shareholder, will continue to devote extensive time to the company. He added, "Cincinnati Microwave has consistently sought strategic partnerships to strengthen the market position of its leading edge products. With Erika leading the company, I can devote time to this important component of our strategy to maximize shareholder value."



Item 7.   Financial Statements and Exhibits

(c) Exhibits.

	99(i) - Press release of Cincinnati Microwave, Inc. dated June 4,1996.




SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Cincinnati Microwave, Inc. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

June 4, 1996

CINCINNATI MICROWAVE, INC.



By:/ss/ Elaine M. Bacon
						  Elaine M. Bacon
					 	 Assistant Corporate Secretary